CHAPMAN & FLANAGAN, LTD.
                   A Professional Legal Corporation

Daniel G. Chapman                                     Herbert M. Jacobi*
Sean P. Flanagan                                          Of Counsel

                                                       * Not licensed
                                                         in Nevada



                           October 31, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Travco, Inc.

Dear Sir or Madam:

      We have acted as counsel to Travco, Inc., a Nevada corporation ("Company "), in connection with its Registration Statement on Form SB-2 relating to the registration of 15,000,000 shares of its common stock ("Shares"), $0.001 par value per Share, at a maximum offering price of $0.02 per Share.

      In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

      Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Sincerely,

                                   /s/ Chapman & Flanagan, Ltd.












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